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EXHIBIT (a)(1)(A)

WAIVER AND RELEASE

        WHEREAS certain holders of debentures convertible into common shares (the "Debentures") and warrants to acquire common shares (the "Warrants") of World Heart Corporation ("WorldHeart") (together, the "Holders") entered into agreements with WorldHeart (the "Conversion and Exercise Agreements") in which the Holders agreed to convert the Debentures and exercise the Warrants upon certain conditions being met;

        AND WHEREAS upon review, the Securities and Exchange Commission (the "SEC") determined that the Conversion and Exercise Agreements and the conditions thereto were such as to require that WorldHeart comply with the rules and regulations pertaining to tender offers promulgated by the SEC;

        AND WHEREAS as part of complying with the tender offer requirements WorldHeart is required to release the Holders from their obligations under the Conversion and Exercise Agreements;

        NOW THEREFORE WorldHeart hereby waives in favor of the Holders any claim of any nature whatsoever arising out of and releases the Holders from any obligations of the Holders under the Conversion and Exercise Agreements.

IN WITNESS WHEREOF, WorldHeart has executed this waiver and release through its duly authorized representative on the date noted below.

Signed on this 20th day of June, 2005.

WORLD HEART CORPORATION
/s/ JAL S. JASSAWALLA Name: Jal S. Jassawalla Title: President and Chief Executive Officer

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WAIVER AND RELEASE